Exhibit 99.1

First Ottawa Bancshares Announces Quarterly Earnings

Ottawa, Ill., July 25, 2008 - First Ottawa Bancshares, Inc. (Pink Sheets: FOTB.PK) reported net income for the three months ended June 30, 2008, of $616,000, or $.96 per basic common share,  and $.95 per diluted common share, a 5.5% increase compared to net income of $584,000, or $.90 per common basic and diluted share, for the three months ended June 30, 2007. During the six months ended June 30, 2008, net income was $1.08 million, or $1.68 per common share, and $1.67 per diluted share, a 0.1% increase compared to $1.08 million, or $1.67 per common basic and diluted share during the first six months of 2007.

“We are very pleased to be able to continue our long history of quality and consistency of earnings”, said President and CEO Jock Brown, “especially in times of turbulent markets and frightening headlines. We continue to add to our capital, as well as our earnings, to pay a dividend to our shareholders, and to maintain proper regulatory ratios in all measurable areas.”

Net interest income increased by 4.5% to $2.3 million for the three months ended June 30, 2008 as compared to 2007.  Total interest income decreased to $3.6 million for the three months ended June 30, 2008, compared to $3.8 million for the three months ended June 30, 2007.  This change was primarily the result of a decrease in interest income from loans to $2.8 million for the three months ended June 30, 2008 from $3.0 million for the same period a year earlier. This decrease was the result of a $2.1 million decrease in the loan portfolio compared to prior year and loan repricing during the first half of 2008. In addition, a decrease in interest income from taxable investment securities of $146,000 compared to prior year resulted in a change of $222,000 in total interest income. Interest expense decreased to $1.2 million for the three months ended June 30, 2008 from $1.6 million for the same period ended June 30, 2007, a 20.8% decrease. The $323,000 decrease in interest expense offset the decrease in interest income for the quarter resulting in a $101,000 increase in net interest income for the quarter in 2008 compared to prior year.

The provision for loan losses was $30,000 during the second quarter of 2008 compared to $45,000 during the second quarter of 2007. Year to date provision for loan loss was $60,000 in 2008 compared to $90,000 in 2007. As of June 30, 2008, the allowance for loan losses totaled $1.6 million, or .99% of total loans, which increased from .96% as of December 31, 2007.  Nonaccrual loans decreased from $1.2 million at December 31, 2007 to $900,000 at June 30, 2008. Nonperforming loans, including nonaccrual loans, decreased $522,000 to $1.3 million over the same period. Management feels that the Bank is well collateralized on the nonperforming loans, which significantly reduces the Company’s exposure to losses on the credits.

The Company’s second quarter non-interest income totaled $533,000 for the three months ended June 30, 2008 compared to $609,000 for the same period in 2007, a decrease of $76,000, or 12.5%. The decrease in non-interest income was primarily due to decreases in service charges on deposit accounts of $24,000, and other income of $60,000.   The decrease in deposit service charges was a result of decreased daily overdraft charges compared to the prior year. Other income decreased due to market value adjustments associated with the derivative portion of Certificates of Deposits held for investment purposes.

The Company’s non-interest expense was $2.0 million for the three months ended June 30, 2008 and $2.1 million for the same period in 2007.  Non-interest expense decreased by $41,000 for the three months ended June 30, 2008, compared to 2007. Salaries and benefits, the largest component of non-interest expense, decreased $74,000, or 6.4%, to $1.1 million.  Decreases in advertising expense of $10,000, amortization of core deposit intangible of $11,000, professional fees expense of $16,000, and salaries and benefits expense of $74,000 were offset by nominal increases in occupancy expense, supplies expense, and data processing expenses. Other expenses increased by $35,000 over prior year due to an increase in the company’s hazard insurance, bank owned life insurance and also increased director fees.

Total assets at June 30, 2008 increased to $283.7 million from $269.2 million at December 31, 2007. Total loans at June 30, 2008 decreased to $159.0 million from $163.8 million at December 31, 2008. Total deposits at June 30, 2008, were $249.8 million, compared to $240.4 million at December 31, 2007.  Total equity at June 30, 2008, and December 31, 2007, was $24.9 million and $24.6 million respectively.

First Ottawa Bancshares, Inc. is a community-based bank holding company headquartered at 701 LaSalle Street, Ottawa, Illinois.  We serve the surrounding communities through our full-service commercial bank subsidiary, the First National Bank of Ottawa.  The Bank has four locations in Ottawa, a branch in Morris, two branches in Streator, and a branch in Yorkville and a loan production office in Minooka.  All information at and for the period ended June 30, 2008, has been derived from unaudited financial information.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist attacks, acts of war or threats thereof and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.